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                                                                     EXHIBIT 16

June 6, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated June 6, 2002 of DXP Enterprises, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP

cc:      Mr. Mac McConnell, CFO, DXP Enterprises, Inc.